Exhibit 99.1

July 12, 2013

To the dealers and partners of Steinway & Sons:

On behalf of Kohlberg & Company, I am writing to communicate our sincere enthusiasm about our pending acquisition of Steinway Musical Instruments and to share some background on Kohlberg and our goals for the future of Steinway as a private company.

Kohlberg & Company is a leading private equity firm located in Mount Kisco, New York, a suburb of New York City. Since our founding in 1987, we have built a distinguished track record of investing in market-leading companies and earned a position as one of America’s premier private investment firms. We are particularly proud of our successful growth-oriented investments in other global branded consumer products companies, including Bauer Hockey and Singer Sewing, each of which was centered on a longstanding iconic brand and products supported by passionate dealers and consumers worldwide.

We are thrilled by the opportunity to invest in Steinway and help carry on and expand the Steinway tradition. We share Steinway’s pride in its great heritage and its unique manufacturing processes that ensure that every Steinway piano produced meets unsurpassed quality standards and the expectations of the most demanding pianists in the world. We recognize Steinway’s preeminent position in the musical community and we feel fortunate to have been selected to partner with Steinway and extend its commitment to produce the world’s finest pianos.

We are confident that the future for Steinway will bring yet another great chapter in the life of this esteemed organization. As a private company, free from the short-term financial constraints of publicly-traded companies, Steinway will have greater flexibility to plan and invest with a long-term perspective that will benefit its products, dealers, artists, and all other partners. Our two main goals for Steinway are to:

1.	Preserve and support everything that makes a Steinway piano special, including its skilled employees, carefully refined and exacting manufacturing processes, unwavering commitment to the highest product quality standards, and dedication to all members of the musical community, and

2.	Help bring the joy of playing and owning a Steinway to more artists and customers in countries throughout the world.

We look forward to much success together as we build upon the great legacy of Steinway & Sons.

Sincerely Yours,

Chris Anderson

Partner, Kohlberg & Company

Kohlberg & Company, L.L.C.                                 111 Radio Circle Mount Kisco, NY 10549                                 www.kohlberg.com

Additional Information and Where to Find It

The tender offer for the outstanding common stock of the Steinway Musical Instruments, Inc. (the “Company”) referred to in this letter has not yet commenced. This letter is neither an offer to purchase nor a solicitation of an offer to sell any securities. The solicitation and the offer to buy shares of the Company’s common stock will be made pursuant to an offer to purchase and related materials that Acquisition Sub intends to file with the Securities and Exchange Commission (the “SEC”). At the time the tender offer is commenced, Acquisition Sub will file a Tender Offer Statement on Schedule TO with the SEC, and thereafter the Company will file a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer. The Tender Offer Statement (including an Offer to Purchase, a related Letter of Transmittal and other offer documents) and the Solicitation/Recommendation Statement on Schedule 14D-9 will contain important information that should be read carefully and considered before any decision is made with respect to the tender offer. These materials will be sent free of charge to all stockholders of the Company when available. In addition, all of these materials (and all other materials filed by the Company with the SEC) will be available at no charge from the SEC through its website at www.sec.gov.

Cautionary Notice Regarding Forward-Looking Statements

This letter contains forward-looking statements with respect to the tender offer and related transactions, including the benefits expected from the transaction and the expected timing of the completion of the transaction. When used in this letter, the words “can,” “will,” “intends,” “expects,” “is expected,” similar expressions and any other statements that are not historical facts are intended to identify those assertions as forward-looking statements. Such statements are based on a number of assumptions that could ultimately prove inaccurate, and are subject to a number of risk factors, including uncertainties regarding the timing of the closing of the transaction, uncertainties as to the number of stockholders of the Company who may tender their stock in the tender offer, the possibility that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction, and general economic and business conditions. The Company does not assume any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise. Factors that could cause actual results of the tender offer to differ materially include the following: the risk of failing to obtain any regulatory approvals or satisfy conditions to the transaction, the risk that Parent is unable to obtain adequate financing, the risk that the transaction will not close or that closing will be delayed, the risk that the Company’s businesses will suffer due to uncertainty related to the transaction, the competitive environment in our industry and competitive responses to the transaction as well as risk factors set forth above. Further information on factors that could affect the Company’s financial results is provided in documents filed by the Company with the SEC, including the Company’s recent filings on Form 10-Q and Form 10-K.

Kohlberg & Company, L.L.C.                                 111 Radio Circle Mount Kisco, NY 10549                                 www.kohlberg.com